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                                                                      EXHIBIT 99




(DUSA LOGO)
INNOVATION IN PHOTODYNAMIC THERAPY

DUSA PHARMACEUTICALS, INC.
FOR RELEASE AT 8:45 A.M.

                 DUSA PHARMACEUTICALS EXPANDS ALA PDT PIPELINE;
                        SIGNS IN-LICENSING AGREEMENT FOR
                  FLUORESCENCE GUIDED RESECTION OF BRAIN CANCER

WILMINGTON, MA, JANUARY 14, 2003 - DUSA Pharmaceuticals, Inc. (NASDAQ NMS: DUSA) reported today the signing of a License and Development Agreement with Photonamic GmbH & Co. KG, a recently formed subsidiary of medac GmbH, a German pharmaceutical company, and a Supply Agreement with medac. These agreements provide for the licensing to DUSA of Photonamic's proprietary technology related to aminolevulinic acid (ALA), the compound used in DUSA's Levulan(R) Photodynamic Therapy (PDT) and Photodetection (PD) for particular indications.

Under the terms of the License and Development Agreement, DUSA receives a license for the United States and several other countries, to use Photonamic's technology and data related to ALA for systemic dosing in the field of brain cancer and other indications which the parties may jointly develop during the term of their collaboration. Photonamic is currently conducting a European Phase III clinical trial in which ALA-induced fluorescence is used to guide surgical tumor resection in patients suffering from the most aggressive form of adult brain tumor, glioblastoma multiforme (GBM). Completion of these trials is expected within two years. DUSA's license covers both this primary clinical indication as well as other brain cancers. DUSA is also entitled to use the licensed technology including pre-clinical data in connection with other additional indications DUSA is developing on its own.

The Supply Agreement with medac covers medac's current systemic dosage formulation for use in brain cancer, Barrett's esophagus, if DUSA requires it, as well as other potential formulations which the parties may jointly develop.

DUSA paid an up-front license fee, and will be obligated to pay certain regulatory milestones and royalties on net sales of a brain cancer product under the terms of the License and Development Agreement. DUSA will also purchase product under the Supply Agreement for mutually agreed upon indications. Should Photonamic's clinical studies be successful, DUSA will be obligated to proceed with development of the product in the U.S. in order to retain the license for the use of the technology to treat brain cancer.

The estimated global annual incidence of newly diagnosed brain tumors in adults ranges from 7 to 17 cases per 100,000 people per year. Gliomas are the largest group of primary adult brain tumors, and GBM accounts for approximately 80% of adult malignant gliomas. The median survival of patients with GBM after surgery is approximately one year. The addition of radiation therapy can improve survival by 16-18 weeks. Complete surgical removal of GBM provides optimal survival, but visual detection of the complete tumor during surgery using current techniques can be difficult.

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In an independent European investigator study on 52 patients with GBM, using oral ALA, 20 mg/kg body weight, and a modified operating microscope, selective ALA-induced fluorescence was observed only in GBM tumor tissue during surgery. Biopsies showed that normal white matter of the brain did not show fluorescence. The study also showed that when all fluorescent areas could be removed, post-operative MRI showed no residual tumor. (Stummer et al, Fluorescence-guided resection of glioblastoma multiforme by using 5-aminolevulinic acid-induced porphyrins, J Neurosurg 93; 1003-1013, 2000).

In the multi-center registration study currently being sponsored by Photonamic, patients with resectable GBM are randomized to standard or fluorescence-guided resection. The study is examining the safety and efficacy of fluorescence-guided resection as compared with standard therapy. The study is designed to detect whether use of ALA fluorescence-guided resection of GBM results in a 15% increase in tumor progression-free status 6 months after surgery and will also follow patients to assess the impact on survival rates. The study is expected to accrue more than 320 patients.

DUSA's Chief Scientific Officer, Stuart L. Marcus, MD, Ph.D., stated, "This license gives DUSA an exciting opportunity to expand our pipeline in collaboration with the leading European company in the field of ALA PDT.

The high degree of selective fluorescence induced by ALA could aid neurosurgeons in their efforts to completely remove GBM tissue, and improve tumor-free survival rates. The proprietary systemic formulation may also be useful for our Barrett's esophagus dysplasia program."

DUSA Pharmaceuticals, Inc. is a biopharmaceutical company engaged primarily in the development of LEVULAN(R) Photodynamic Therapy (PDT) and Photodetection (PD) for multiple medical indications. PDT and PD utilize light-activated compounds such as LEVULAN(R) to induce a therapeutic or detection effect. DUSA is a world leader in topically or locally applied PDT and PD. The Company maintains offices in Wilmington, MA, Valhalla, NY, and Toronto, Ontario.

Except for historical information, this news release contains certain forward-looking statements that represent our expectations and beliefs concerning future events and involve known and unknown risks and uncertainties. These forward-looking statements relate to the expectation for completion of Photonamic clinical trials; DUSA's obligations to pay milestones, royalties and to purchase product; obligations to develop the indication in the U.S.; Photonamic's intention to follow patients' survival rates; expectation for patient accrual; potential for neurosurgeons and for use by DUSA in its development of ALA for Barrett's esophagus. These statements are further qualified by important factors which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These factors include, without limitation, changing market and regulatory conditions, actual clinical results, the impact of competitive products and pricing, the timely development, FDA and foreign regulatory approval, reliance on third-parties for the production and manufacture of products, and the maintenance of our patent portfolio, none of which can be assured, and other risks identified in DUSA's SEC filings from time to time.

For further information contact: D. GEOFFREY SHULMAN, MD, President & CEO or SHARI LOVELL, Director, Shareholder Services Tel: 416.363.5059 Fax 416.363.6602 or visit www.dusapharma.com